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        (LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.)

FOR IMMEDIATE RELEASE                              EXHIBIT 99.1


             IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
                         ANNOUNCES QUARTERLY DIVIDEND


LOS ANGELES, CALIFORNIA, June 22, 1999. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today announced that its Board of Directors has declared a cash dividend of $0.30 per share of common stock for the quarter ending June 30, 1999. The dividend will be payable on July 15, 1999 to shareholders of record at the close of business on June 30, 1999.

In its recent Form 10-Q filing, the Company disclosed the termination of a commitment to fund a mortgage loan secured by real property in the United Kingdom and the repayment of amounts previously advanced under that mortgage loan. The Company estimates that it will recognize in the second quarter approximately $4.0 million of taxable income in connection with the termination of that commitment. The Company also will recognize an offsetting taxable loss in the second quarter in connection with the Company's recent sale of substantially all of its non-performing and sub-performing small balance mortgage loans. The Company sold 72 non-performing and sub-performing small balance mortgage loans for approximately 83% of their outstanding principal balance totaling approximately $13.6 million. The estimated tax loss on the sale of the loans includes the write-off of unamortized loan premiums and accrued interest, as well as transaction costs.

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and commercial mortgage-backed securities. The Company is managed by Imperial Credit Commercial Asset Management Corp., a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII).

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors, including, but not limited to, changes in national, regional or local economic environments, competitive products and pricing, government fiscal and monetary policies, changes in prevailing interest rates, the course of negotiations, the fulfillment
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of contractual conditions, factors inherent to the valuation and pricing of interests in commercial mortgage-backed securities, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments, and the other risks detailed in the Company's Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission (the "SEC"), periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC and other filings made by the Company with the SEC.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at (310) 791-8022.